Park City Group Selected by IPDA to Optimize Retail Sales and Supply Chain Management of Books and Magazines Nationwide

Software-as-a-Service From Park City Group to Handle IPDA’s Leading Publishers including Conde Nast, Hearst Magazines and Time

PARK CITY, UT – July 16, 2010 – Park City Group, Inc. (OTCBB: PCYG), a developer of patented retail supply chain solutions and services, today announced that it has been selected by the International Periodical Distributors Association (IPDA) for enhanced technology solutions to optimize retails sales and supply chain management for its organization members. The IPDA, a trade association representing National Distributors and publishers of magazines and books, will utilize Park City Group technology to gather Point of Sale data with the ultimate goal of improving the sale of magazines to consumers at the retail level Magazines represent over $4.5 billion annually in retail sales, according to the IPDA, ranking it in the top 30 among 400 categories tracked at the store level.

“The selection of Park City Group by IPDA, a magazine and book industry trade association, stands out as an acknowledgement of our best in breed solutions to aggregate and drive sales and control costs throughout the retail supply chain,” said Randall K. Fields, Park City Group’s Chairman and CEO. “We are commencing an initial phase of work with IPDA which should deliver to us substantial revenue now with significant upside in the future as our association progresses. Our collaboration with IPDA demonstrates that when suppliers of consumer goods need a competitive edge, the choice should be Park City Group for its unique and scalable scan sales data facility, visibility and analytics tools and related supply chain management technologies.”

“We are impressed with the expertise developed and provided by Park City Group,” said Jerry Lynch, President of IPDA. “Beyond traditional retail-level business issues, periodicals represent a very large and complex product category. The seasonality and variability of sales by title and retail channel creates a unique set of challenges for all parties involved in the industry. The development of a common repository of point-of-sale information by Park City Group will facilitate increased collaboration with the ultimate goal being improved sales and efficiency in the supply chain.

In pursuit of its mission of developing best practices to foster operational excellence for the magazine and book categories at retail, IPDA will implement Park City Group’s solution to create a universal magazine data repository that can be used as an entry point to improving category visibility and efficiency. In doing so, IPDA will enhance its ability to leverage the most advanced technologies available today to act as a facilitator of actionable information for and between channel partners. IPDA will facilitate the collection and eventual analysis of point-of-sale data between retailers, wholesalers and national distributors, and ultimately deliver actionable intelligence to benefit all appropriate members of the supply chain.

About IPDA

The International Periodical Distributors Association, a trade association comprising national distributor members and publisher associate members, works with supply-chain partners to facilitate and enhance the retail sale of magazines and books to consumers. IPDA’s roles include fostering a collective voice for the magazine and book categories at retail, acting as an information source for channel partners on technology and other industry issues, assisting the industry in developing best practices, and working to optimize the retail presence of books and magazines in all U.S. communities.

About Park City Group

Park City Group (OTCBB: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it.  Our service increases our customers’ sales and profitability while enabling lower inventory levels for both retailers and their suppliers. For more information, go to www.parkcitygroup.com.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K for the year ended June 30, 2009 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

IR Contact

Jordan M. Darrow

Darrow Associates

(631) 367-1866

jdarrow@darrowir.com